UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2013
GATX Corporation

(Exact name of registrant as specified in its charter)

New York             1-2328                 36-1124040
(State or other jurisdiction of        (Commission File             (IRS Employer
incorporation)             Number)                Identification No.)

222 West Adams Street
Chicago, Illinois 60606-5314
(Address of principal executive offices, including zip code)

(312) 621-6200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2013, GATX Corporation (“GATX”, “we”, “us” or “our”) entered into a Five Year Credit Agreement (the “Credit Agreement”) with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers; Bank of America, N.A., as syndication agent; PNC Bank, National Association, U.S. Bank, National Association, and Bayerische Landesbank, acting through its New York branch, as co-documentation agents; Citibank, N.A., as administrative agent; and the lenders party thereto. The Credit Agreement replaced our prior $560 million revolving credit facility, which was terminated upon our entry into the new Credit Agreement.

The Credit Agreement provides us with $575 million in revolving credit availability through April 30, 2018, with two one-year extensions that we may exercise upon approval of existing or replacement lenders holding at least fifty percent of the commitments to lend under the Credit Agreement. The term extensions only bind the lenders who vote to approve the extensions, but we have the option to add additional lenders if the facility is not fully subscribed for the extension terms. The interest rate applicable to borrowings under the Credit Agreement will vary based on prevailing market interest rates and our credit ratings and interest elections. The Credit Agreement also provides for letters of credit.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including a financial covenant related to our fixed charge coverage ratio. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject to the expiration of any applicable cure period.

The administrative agent, co-syndication agents and certain other lenders under the Credit Agreement and their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for us and our affiliates, for which they have received or will receive fees and reimbursement of expenses.

The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the entry into of the Credit Agreement, we terminated our four-year credit agreement dated as of May 9, 2011, between us, the lenders listed therein, and Citibank, N.A., as administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2013, we entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1
Five Year Credit Agreement dated as of April 30, 2013, among GATX Corporation, as borrower, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers; Bank of America, N.A., as syndication agent; PNC Bank, N.A., U.S. Bank N.A., and Bayerische Landesbank, acting through its New York branch, as co-documentation agents, Citibank, N.A., as administrative agent; and the lenders party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION
(Registrant)

/s/ Robert C. Lyons
Robert C. Lyons
Executive Vice President and Chief Financial Officer
May 3, 2013